EXHIBIT 3.2

RESTATED ARTICLES OF INCORPORATION

OF

THE FIRST BANCSHARES, INC.

ARTICLE ONE

NAME

The name of the corporation (hereinafter called the "Corporation") is The First Bancshares, Inc.

ARTICLE TWO

ADDRESS AND REGISTERED AGENT

The street address of the initial registered office of the Corporation shall be 108 Greenwood Place, Hattiesburg, Mississippi 39402. The Corporation's initial registered agent at such address shall be David E. Johnson.

ARTICLE THREE

ADDRESS OF THE SOLE INCORPORATOR

The name and address of the sole incorporator is as follows;

David E. Johnson
108 Greenwood Place
Hattiesburg, Mississippi 39402

ARTICLE FOUR

PURPOSE

The Corporation's purpose is to engage in any lawful act or activity for which corporations may be organized under the Mississippi Business Corporation Act (the "Act").

ARTICLE FIVE

CAPITALIZATION

The Corporation shall have the authority, exercisable by its board of directors (the "Board of Directors"), to issue up to 10,000,000 shares of voting common stock, par value $1.00 per share (the "Common Stock").

The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles of Incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the Act, and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the shares of Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

ARTICLE SIX

MANAGEMENT PROVISIONS

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and shareholders, it is provided that:

(a)           the number of directors of the Corporation shall be fixed by, or in the manner provided in, the bylaws of the Corporation (the "Bylaws"), and voting in the election of such directors shall not be cumulated;

(b)           in addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Mississippi, of these Articles of Incorporation, and of the Bylaws;

(c)           any director or any officer elected or appointed by the shareholders or by the Board of Directors, or any Committee thereof, may be removed at any time by a unanimous consent of the shareholders or in such other manners as shall be provided in the Bylaws; and

(d)           unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE SEVEN

LIMITATION ON DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 79- 4-8.33 of the Act, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE EIGHT

CONTROL SHARES

Notwithstanding anything contained in these Articles of Incorporation or the Bylaws:

(a)           Beneficial Ownership Limitation.  No person shall make a Control-Share Acquisition by directly or indirectly offering to acquire, or acquiring the beneficial ownership of, more than ten percent (10%) of any class of an equity security of the Corporation. in the event a Control-Share Acquisition is made in violation of this Article Eight, all stock beneficially owned by any person in excess of ten percent (10%) shall be considered "excess stock" and shall not be counted as stock entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote including any vote pursuant to this Article Eight.

(b)           Definitions. The following definitions apply:

(i)           Control Shares. Shares that, except for this Article, would have voting power with respect to shares of the Corporation that, when added to all other shares of the Corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of the Corporation in the election of directors in excess of ten percent (10%) of all voting power.

(ii)           Control-Share Acquisition.

(A)           "Control-Share Acquisition" meant the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding Control Shares.

(B)           Shares acquired within ninety (90) days or shares acquired pursuant to a plan to make a Control-Share Acquisition are considered to have been acquired in the same acquisition.

(C)           A person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article Eight has voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others.

(D)           The acquisition of any shares of the Corporation does not constitute a Control-Share Acquisition if the acquisition is consummated in any of the following circumstances: (1) pursuant to the laws of descent and distribution; (2) pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article Eight; (3) pursuant to a merger or consolidation if the Corporation is a party to the agreement of merger or consolidation and such merger or consolidation was approved by a majority of the disinterested directors of the Corporation; or (4) pursuant to any savings, employee stock ownership, or other employee benefit plan of the Corporation or any of its subsidiaries or any fiduciary with respect to any such plan when acting in such fiduciary capacity.

(E)           The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article Eight by or from: (1) any person whose voting rights had previously been authorized by shareholders or directors in compliance with this Article Eight or (2) any person whose previous acquisition of shares of the Corporation would have constituted a Control-Share Acquisition but for subsection (D) does not constitute a Control-Share Acquisition, unless the acquisition entitles any person, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of the voting power otherwise authorized.

(iii)           Interested Shares. Shares of the Corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the Corporation in the election of directors; (A) an acquiring person or member of a group with respect to a Control-Share Acquisition; (B) any officer of the Corporation; or (C) any employee of the Corporation who is also a director of the Corporation.

(c)           Notice of Control-Share Acquisition. Any person who proposes to make or has made a Control-Share Acquisition may at the person's election deliver an acquiring person statement to the Corporation at the Corporation's principal office. The acquiring person statement must set forth all of the following:

(i)           The identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining Control Shares.

(ii)           A statement that the acquiring person statement is given pursuant to this Article Eight.

(iii)           The number of shares of the Corporation owned, directly or indirectly, by the acquiring person and each other member of the group.

(iv)           The range of voting power under which the Control-Share Acquisition falls or would, if consummated, fall.

(v)           If the Control-Share Acquisition has not taken place; (A) a description in reasonable detail of the terms of the proposed Control-Share Acquisition; and (B) representations of the acquiring person, together with a statement, in reasonable detail, of the facts upon which they are based, that the proposed Control-Share Acquisition, if consummated, will not be contrary to law and that the acquiring person has the financial capacity to make the proposed Control-Share Acquisition.

(d)           Shareholder Meeting to Determine Control-Share Voting Rights.

(i)            If the acquiring person so requests at the time of delivery of an acquiring person statement and gives an undertaking to pay the Corporation's expenses of a special meeting, within ten (10) days thereafter, the directors of the Corporation or others authorized to call such a meeting under the Bylaws shall call a special meeting of shareholders of the Corporation for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the Control-Share Acquisition.

(ii)           Unless the acquiring person agrees in writing to another date, the special meeting of shareholders shall be held within fifty (50) days after receipt by the Corporation of the request.

(iii)           If the acquiring person so requests in writing at the time of delivery of the acquiring person statement, the special meeting must not be held sooner than thirty (30) days after receipt by the Corporation of the acquiring person statement.

(iv)           If no request is made, the voting rights to be accorded the shares acquired in the Control-Share. Acquisition shall be presented to the next special or annual meeting of the shareholders.

(e)           Notice of Shareholder Meeting.

(i)           If a special meeting is requested, notice of the special meeting of shareholders shall be given as promptly as reasonably practicable by the Corporation to all shareholders of record as of the record date set for the meeting, whether or not entitled to vote at the meeting.

(ii)           Notice of the special or annual shareholder meeting at which the voting rights are to be considered must include or be accompanied by both of the following! (A) a copy of the acquiring person statement delivered to the Corporation pursuant to this Article Eight and (B) a statement by the Board of Directors, authorized by its directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control-Share Acquisition.

(f)           Resolution Granting Control Share Voting Rights.

(i)           Control Shares acquired in a Control-Share Acquisition have voting rights as were accorded the shares before the Control-Share Acquisition only to the extent granted by resolution approved by a majority of the shares other than the Interested Shares or by seventy-five percent (75%) of eligible members of the Board of Directors excluding any director who is proposing to make a Control-Share Acquisition or who is a member of a group making or proposing to make a Control-Share Acquisition that is not eligible to vote to grant Control Share voting rights.

(ii)           To be approved by the shareholders under this subsection, the resolution must be approved by:

(A)           Each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by the class or series with the holders of the outstanding shares of a class or series being entitled to vote as a separate class; and

(B)           Each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group, excluding all Interested Shares.

(g)           Redemption of Control Shares.

(i)           If authorized by the Bylaws and permitted by the, Board of Governors of the Federal Reserve Systems regulations, before a Control-Share Acquisition has occurred, Control Shares acquired in a Control-Share Acquisition with respect to which no acquiring person statement has been filed with the Corporation may, at any time during the period ending sixty (60) days after the last acquisition of Control Shares by the acquiring person, be subject to redemption by the Corporation at the fair value thereof pursuant to the Bylaws.

(ii)           Control Shares acquired in a Control-Share Acquisition are not subject to redemption after an acquiring person statement has been filed unless the shares are not accorded full voting rights by the shareholders as provided in subsection (f).

ARTICLE NINE

SHAREHOLDER MEETINGS

Advance notice of shareholder nominations for the election of directors to the Board of Directors and of business to be brought by the shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE TEN

DIRECTORS

The Board of Directors shall be divided into three classes to be known as Class I, Class II, and Class III, which shall be as nearly equal in number as possible, Except in case of death, resignation, disqualification, or removal, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election.

ARTICLE ELEVEN

REMOVAL OF DIRECTORS

No director may be removed from the Board of Directors except by the shareholders for cause; provided, that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause.

IN WITNESS WHEREOF, the undersigned has executed these Restated Articles of Incorporation as of March 21, 2013.

__________________________________
M. Ray “Hoppy” Cole
President and Chief Executive Officer

ARTICLES OF AMENDMENT

REGARDING THE ISSUANCE OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES CD

OF

THE FIRST BANCSHARES, INC.

The First Bancshares, Inc., a corporation organized and existing under the laws of the State of Mississippi (the "Issuer"), in accordance with the provisions of Sections 79-4-10.01 through 79-4-10.06 of the Mississippi Code Annotated, does hereby certify:

The board of directors of the Issuer (the "Board of Directors") or an applicable committee of the Board of Directors, in accordance with the articles of incorporation and bylaws of the Issuer and applicable law, adopted the following resolutions on September 27, 2010, reacquiring the 5,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series UST, and creating a series of 17,123 shares of Preferred Stock of the Issuer designated as "Fixed Rate Cumulative Perpetual Preferred Stock, Series CD".

RESOLVED, that, in accordance with the provisions of Sections 79-4- 1.20(k)(2)(iii), 79-4-6.01, 79-4-6.02, 79-4-6.31, and 79-4-10.06 of the Mississippi Business Corporation Act, and simultaneous with and dependent upon Closing, as that term is defined in Section 1.2(a) of that certain Exchange Agreement – Standard Terms which is affixed as Exhibit A to that certain letter agreement dated as of the 29th day of September, 2010, by and between the Issuer and the United States Department of the Treasury ("Treasury"), the Issuer shall reacquire all the shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series UST and Series UST/W, and shall simultaneously issue to Treasury, from the authorized but unissued shares resulting from such reacquisition as well as authorized but unissued preferred shares existing prior to such reacquisition, all the shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series CD, the terms of which are described in the following resolution; and

RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Issuer and applicable law, a series of Preferred Stock, having no par value, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the "Fixed Rate Cumulative Perpetual Preferred Stock, Series CD" (the "Designated Preferred Stock"). The authorized number of shares of Designated Preferred Stock shall be 17,123.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions.  The following terms are used in these Articles of Amendment (including the Standard Provisions in Schedule A hereto) as defined below:

"Common Stock" means the common stock, par value $1.00 per share, of the Issuer.

"Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year.

"Junior Stock" means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

"Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

"Minimum Amount" means $4,280,750.00.

"Parity Stock" means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

"Signing Date" means September 29, 2010.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, The First Bancshares, Inc. has caused these Articles of Amendment to be signed by M. Ray Cole, Jr., its Chief Executive Officer, this 2nd day of September, 2010.

THE FIRST BANCSHARES, INC.

By:/s/ M/ Ray Cole, Jr.
Name:  M. Ray Cole, Jr.
Title:    Chief Executive Officer

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)           "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(b)           "Applicable Dividend Rate" means (i) until the first day of the first Dividend Period commencing on or after the eighth anniversary of the Original Issue Date, 2% per annum, provided, however, that (A) if a CDFI Event shall have occurred and it or any other CDFI Event is continuing at all times, from and after the 180th day after the date on which the first CDFI Event occurred until the date on which no CDFI Events are continuing, the Applicable Dividend Rate shall be 5% per annum, and (B) if a CDFI Event shall have occurred and it or any other CDFI Event is continuing at all times, from and after the 270th day after the date on which the first CDFI Event occurred until the date on which no CDFI Events are continuing, 9% per annum and (ii) for any other Dividend Period, 9% per annum.

(c)           "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(d)           "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer's stockholders.

(e)           "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

(f)           "Bylaws" means the bylaws of the Issuer, as they may be amended from time to time.

(g)           "CDFI Events" means the failure by each Certified Entity at any time while the Designated Preferred Stock is outstanding to (i) be certified by the Community Development Financial Institution Fund of the United States Department of Treasury as a regulated community development financial institution; (ii) together with all of its Affiliates collectively meet the eligibility requirements of 12 C.F.R. 1805.200(b), (iii) have a primary mission of promoting community development, as may be determined by the United States Department of the Treasury from time to time, based on criteria set forth in 12 C.F.R. 1805.201(b)(1); (iv) provide Financial Products, Development Services, and/or other similar financing as a predominant business activity in arm's-length transactions; (v) serve a Target Market by serving one or more Investment Areas and/or Targeted Populations as may be determined by the United States Department of the Treasury from time to time, substantially in the manner set forth in 12 C.F.R. 1805.201(b)(3); (vi) provide Development Services in conjunction with its Financial Products, directly, through an Affiliate or through a contract with a third-party provider; (vii) maintain accountability to residents of the applicable Investment Area(s) or Targeted Population(s) through representation on its governing board of directors or otherwise; and (viii) remain a non-governmental entity which is not an agency or instrumentality of the United States of America, or any State or political subdivision thereof, as described in 12 C.F.R. 1805.201(b)(6) and within the meaning of any supplemental regulations or interpretations of 12 C.F.R. 1805.201(b)(6) or such supplemental regulations published by the Fund. For the avoidance of doubt, a CDFI Event shall not have occurred so long as at least one Certified Entity satisfies the requirements set forth in clauses (i) through (viii) of the preceding sentence, even if other Certified Entities fail to satisfy such requirements. Notwithstanding any other provision hereof, as used in this definition, the terms "Affiliates"; "Financial Products"; "Development Services"; "Target Market"; "Investment Areas"; and "Targeted Populations" have the meanings ascribed to such terms in 12 C.F.R. 1805.104. A CDFI Event may be waived in writing by the holders of a majority of the Designated Preferred Stock then outstanding.

(h)           "Certificate of Designations" means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(i)           "Certified Entity" means the Issuer or, if the Issuer itself has not been certified by the Community Development Financial Institution Fund as a regulated community development financial institution ("CDFI"), each Affiliate of the Issuer that has been certified as a CDFI and is specified on Schedule A of that certain letter agreement by and between Issuer and the United States Department of the Treasury.

(j)           "Charter" means the Issuer's certificate or articles of incorporation, articles of association, or similar organizational document.

(k)           "Dividend Period" has the meaning set forth in Section 3(a).

(1)           "Dividend Record Date" has the meaning set forth in Section 3(a).

(m)           GAAP" means the generally accepted accounting principles in the United States.

(n)           "Issuer Subsidiary" means any subsidiary of the Issuer.

(o)           "Liquidation Preference" has the meaning set forth in Section 4(a).

(p)           "Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

(q)           "Preferred Director" has the meaning set forth in Section 7(b).

(r)           "Preferred Stock" means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(s)           "Share Dilution Amount" means the increase in the number of diluted shares outstanding (determined in accordance with GAAP, and as measured from the date of the Issuer's most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(t)           "Standard Provisions" mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(u)           "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)           Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record  Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b)           Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to Section 3(c) below and the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing and Section 3(c) below, and not otherwise, such, dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(c)           Restriction on Dividends. So long as any share of Designated Preferred Stock remains outstanding, neither the Issuer nor any Issuer Subsidiary shall, declare or pay any dividend or make any distribution on Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary (other than (i) regular quarterly cash dividends of not more than the amount of the last quarterly cash dividend per share declared or, if lower, announced to its holders of Common Stock an intention to declare, on the Common Stock prior to November 17, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, (ii) dividends payable solely in shares of Common Stock, (iii) regular dividends on shares of preferred stock in accordance with the terms thereof and which are permitted under the terms of this Section 3, (iv) dividend or distributions by any wholly-owned Issuer Subsidiary, (v) dividends or distributions by any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to November 17, 2008, or (vi) in the case of pari passu Preferred Stock, dividends payable on a pro rata basis with Designated Preferred Stock), unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the ben of the holders of shares of Designated Preferred Stock on the applicable record date).

So long as any share of Designated Preferred Stock remains outstanding, neither the Issuer nor any Issuer Subsidiary shall, (x) pay any per share dividend or distribution on Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer at a rate that is in excess of 100% of the aggregate per share dividends and distributions for the immediately prior fiscal year (other than regular dividends on shares of preferred stock in accordance with the terms thereof and which are permitted under the terms of this Section 3); provided that no increase in the aggregate amount of dividends or distributions on Common Stock shall be permitted for any twelve (12) month period, including, without limitation, as a result of any dividends or distributions paid in shares of Common Stock, any stock split or any similar transaction or (y) pay aggregate dividends or distributions on capital stock or other equity securities of any kind of any Issuer Subsidiary that is in excess of 100% of the aggregate dividends and distributions paid for the immediately prior fiscal year (other than in the case of this clause (y), (1) regular dividends on shares of preferred stock in accordance with the terms thereof and which are permitted under the terms of this Section 3, (2) dividends or distributions by any wholly-owned Issuer Subsidiary, (3) dividends or distributions by any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to November 17, 2008 or (4) dividends or distributions on newly issued shares of capital stock for cash or other property).

Section 4. Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

(b)           Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a)           Optional Redemption. The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)           No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)           Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)           Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)           Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a)           General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)           Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of eight quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Issuer's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until dividends payable on all outstanding shares of Designated Preferred Stock have been declared and paid in full for four consecutive quarterly Dividend Period (and which shall include all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount)), at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)           Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)           Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)           Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii)           Share Exchanges, Reclassifications Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)           Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regards to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Restriction on Repurchases. So long as any share of Designated Preferred Stock remains outstanding, neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer, (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to November 17, 2008), unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficient!), given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 11. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 13. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES D NONVOTING CONVERTIBLE PREFERRED STOCK

OF

THE FIRST BANCSHARES, INC.

The First Bancshares, Inc., a corporation organized and existing under the laws of the State of Mississippi (the "Corporation") DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on March 18, 2013 adopted the following resolution creating a series of 1,951,220 shares of preferred stock designated as "Series D Nonvoting Convertible Preferred Stock" of $1.00 par value per share:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors in accordance with the provisions of the Articles of Incorporation, a series of preferred stock, of $1.00 par value per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Definitions. As used herein, the following terms have the following meanings:

"Affiliate" has the meaning set forth in 12 C.F.R. §225.2(a) or any successor provision.

"Articles of Incorporation" means the Articles of Incorporation of the Corporation, as amended and in effect from time to time.

"Board of Directors" means the board of directors of the Corporation.

"Business day" means any day other than a Saturday or a Sunday or a day on which banks in the State of Mississippi are authorized or required by law, executive order or regulation to close.

"By-Laws" means the By-Laws of the Corporation, as amended and in effect from time to time.

"Certificate" means a certificate representing one or more shares of Series D Preferred Stock.

"Certificate of Designation" means this Certificate of Designation, Preferences and Rights of Series D Preferred Stock.

"Common Stock" means the common stock of the Corporation, par value of one U.S. dollar ($1.00) per share.

"Corporation" means The First Bancshares, Inc., a corporation organized and existing under the laws of the State of Mississippi, and any successor Person.

"Dividends" has the meaning set forth in Section 3.

“Fixed Preferred Dividend” has the meaning set forth in Section 3(a)(i).

"Mandatory Conversion" has the meaning set forth in Section 5(b)(i).

"Mandatory Conversion Date" has the meaning set forth in Section 5(b)(i).

"Notice of Conversion" has the meaning set forth in Section 5(b)(iii).

"Permissible Transfer" means a transfer by the holder of Series D Preferred Stock (i) to an Affiliate of such holder or to the Corporation, (ii) in a widespread public distribution of Common Stock or Series D Preferred Stock, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of Voting Securities of the Corporation (including pursuant to a related series of such transfers), or (iv) to a transferee that would control more than a majority of the Voting Securities of the Corporation (not including Voting Securities such Person is acquiring from the transferor).

"Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

"Reorganization Event" means (i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property or assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or (iii) any change, including by capital reorganization, reclassification or otherwise (other than a transaction resulting in an adjustment pursuant to Section 3(b) below), of the Common Stock into securities including securities other than Common Stock.

"Series D Liquidation Preference" has the meaning set forth in Section 4(b).

"Series D Preferred Stock" has the meaning set forth in Section 2.

"Voting Security" has the meaning set forth in 12 C.F.R. §225.2(q) or any successor provision.

Designation and Amount. There shall be a series of preferred stock of the Corporation, of $1.00 par value per share, which shall be designated "Series D Nonvoting Convertible Preferred Stock" (the "Series D Preferred Stock"), and the number of shares constituting that series shall be 1,951,220. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate in accordance with the provisions of the laws of the State of Mississippi stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number that is less than the number of shares of Series D Preferred Stock then outstanding plus the number of shares of Series D Preferred Stock issuable upon exercise of then outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. Shares of Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized and unissued shares of preferred stock, undesignated as to series and available for future issuance.

Dividends and Distributions; Adjustments for Combinations and Divisions of Common Stock.

Holders of Series D Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative Dividends (as defined below) in the amounts determined as set forth in this Section 3, and no more. The Series D Preferred Stock will rank subordinate and junior to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series D Preferred Stock and shall rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to the issuance of any rights to purchase stock, warrants, securities or other property (collectively, the "Dividends"). The holders of record of Series D Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends on each share of Preferred Stock equal to the per share amount paid on a share of Common Stock (the “Preferred Dividend”), and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Preferred Dividend is payable at the same time on the Series D Preferred Stock; provided, however, that if a stock Dividend is declared on Common Stock, the holders of Series D Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series D Preferred Stock. Dividends that are payable on Series D Preferred Stock will be payable to the holders of record of Series D Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series D Preferred Stock will have no right to receive any Dividends. Notwithstanding the foregoing, in the event the shareholders of the Company do not approve the conversion of the Series D Preferred Stock to Common Stock within six (6) months of issuance pursuant to Section 5(b)(i) below, the holders of record of Series D Preferred Stock shall be entitled to receive as, when, and if declared by the Board of Directors, Dividends on each share of Preferred Stock equal to six (6) percent of liquidation value per annum or $0.62 per share (the “Fixed Preferred Dividend”) subject to adjustment, as provided in Section 3(b) and Section 6 below, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Preferred Dividend is payable at the time on the Series D Preferred Stock. Such Fixed Preferred Dividends will be payable semi-annually in arrears on June 30 and December 31, beginning on December 31, 2013, until the Mandatory Conversion as defined herein.

Subject to Section 6 below, in the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Series D Preferred Stock will, concurrently with the effectiveness of such event, be proportionately split, reclassified, combined, consolidated, reverse-split or otherwise, as appropriate, such that the number of shares of Common Stock and Series D Preferred Stock outstanding immediately following such event shall bear the same relationship to each other as did the number of shares of Common Stock and Series D Preferred Stock outstanding immediately prior to such event.

Liquidation, Dissolution or Winding Up.

Rank. The Series D Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank subordinate and junior in right of payment to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series D Preferred Stock and shall rank senior to the Common Stock in respect of the Series D Liquidation Preference as set forth below.

Liquidation Preference. Upon any voluntary liquidation, dissolution or winding up of the Corporation, subject to the rights of any holders of securities to which the rights of the holders of the Series D Preferred Stock are subordinate or on parity, the holders of Series D Preferred Stock shall be entitled to receive, and no distribution shall be made to the holders of shares of Common Stock or any other shares of capital stock of the Corporation ranking junior upon liquidation, dissolution or winding up to the Series D Preferred Stock, unless, prior thereto, the holders of Series D Preferred Stock shall have received an amount (the "Series D Liquidation Preference") equal to the greater of (i) ten and 25/100 dollars ($10.25) per share and (ii) the amount the holder of such share of Series D Preferred Stock would receive in respect of such share if such share had been converted into Common Stock at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series D Preferred Stock at such time, without regard to any limitations on conversion of the Series D Preferred Stock).

Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series D Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

Transfer; Conversion.

Transfer. Neither the initial holder of any share of Series D Preferred Stock nor any of its Affiliates shall be permitted to sell, transfer or otherwise dispose of such Series D Preferred Stock other than in a Permissible Transfer.

Conversion.

Subject to approval by the shareholders of the Company, three (3) business days following the Company’s receipt of shareholder approval for the issuance of the Common Stock issuable upon conversion of the Preferred Stock, each share of Preferred Stock will be automatically converted into one share of Common Stock (“Mandatory Conversion”); provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than 9.99% of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder and its Affiliates of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series D Preferred Stock). In any such conversion, each share of Series D Preferred Stock will convert into one (1) share of Common Stock. To effect the Mandatory Conversion, the holder shall surrender (the date of such surrender, the "Mandatory Conversion Date") the certificate or certificates evidencing such shares of Series D Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock into which the Series D Preferred Stock has been converted.

[Reserved].

As promptly as practicable following any Mandatory Conversion, the holder of the converted shares shall provide the Corporation a written notice of such conversion (a "Notice of Conversion"). In addition to any information required by applicable law or regulation, the Notice of Conversion shall state (x) the number of shares of Common Stock to be issued in respect of such conversion, (y) the name in which shares of Common Stock to be issued upon such conversion should be registered, and (z) the manner in which certificates of Series D Preferred Stock held by such holder are to be surrendered for issuance of certificates representing shares of Common Stock. No later than three (3) business days following delivery of the Notice of Conversion, with respect to any shares of Series D Preferred Stock as to which a Mandatory Conversion shall have occurred, the Corporation shall issue and deliver certificates representing shares of Common Stock to the holder thereof or such holder's designee upon presentation and surrender of the certificate evidencing such Series D Preferred Stock to the Corporation and, if required, furnishing appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, and, in the event that such conversion is with respect to some, but not all, of the shares of Series D Preferred Stock represented by the certificate surrendered, the Corporation shall issue and deliver a certificate or certificate(s) representing the number of shares of Series D Preferred Stock that were not converted to Common Stock.

Shares of Series D Preferred Stock converted in accordance with this Section 5 will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series D Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such shares of Series D Preferred Stock, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the Common Stock (including voting rights) by virtue of holding such share of Series D Preferred Stock.

All shares of Common Stock delivered upon conversion of the Series D Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or the By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof, including Section 3(b) and this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the adjustment and conversion rights of the holders of the Series D Preferred Stock against impairment. Nothing in this Section 5(c) shall be deemed to grant approval or voting rights to the holders of Series D Preferred Stock that are in addition to those set forth in Section 9 hereof.

Reservation of Shares Issuable upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series D Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock; provided that if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series D Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

Reorganization Events. So long as any shares of Series D Preferred Stock are outstanding, if there occurs a Reorganization Event, then a holder of shares of Series D Preferred Stock shall, effective as of the consummation of such Reorganization Event, automatically receive for such Series D Preferred Stock the type and amount of securities, cash and other property receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which the number of shares of Series D Preferred Stock held by such holder would then be convertible (without regard to any limitations on conversion of the Series D Preferred Stock).

In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the holders of Series D Preferred Stock shall be entitled to participate in such elections as if they had converted all of their Series D Preferred Stock into Common Stock immediately prior to the election deadline.

For the avoidance of doubt, nothing set forth herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Reorganization Event provided that the Series D Preferred Stock is treated as set forth in this Section 6.

Maturity; Redemption. The Series D Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation. The Series D Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series D Preferred Stock at any time. Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from repurchasing or otherwise acquiring shares of Series D Preferred Stock in voluntary transactions with the holders thereof. Any shares of Series D Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

Voting Rights. The holders of Series D Preferred Stock will not have any voting rights, except as provided in Section 9 below or as otherwise from time to time required by law.

Protective Provisions. So long as any shares of Series D Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Series D Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Mississippi law:

any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including this Certificate of Designation) or the By-Laws that would adversely affect the rights or preferences of the Series D Preferred Stock (which shall not include, for the avoidance of doubt, any Reorganization Event in connection with which the Series D Preferred Stock is treated as provided in Section 6 above or any increase or decrease in the authorized amount of capital stock of the Corporation); or

the consummation of a Reorganization Event in connection with which the Series D Preferred Stock is not converted or otherwise treated as provided in Section 6.

Notwithstanding anything to the contrary herein, any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock, in any case ranking equally with, junior to and/or senior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation's liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series D Preferred Stock and, notwithstanding any provision of Mississippi law, holders of Series D Preferred Stock will have no right to vote solely by reason of such an increase, creation or issuance.

Notwithstanding the foregoing, holders of Series D Preferred Stock shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series D Preferred Stock shall have been converted into shares of Common Stock.

In the event that the Corporation makes (i) an offer to repurchase shares of Common Stock from all of the holders thereof, or (ii) a tender offer for any shares of Common Stock, the Corporation shall also offer to repurchase or make a tender offer for, as applicable, shares of Series D Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase and otherwise on terms which would provide the holders of the Series D Preferred Stock consideration and other terms equivalent to the terms offered to the holders of Common Stock assuming the Series D Preferred Stock were so converted.

Notices. Any notice required by the provisions hereof to be given to the holders of Series D Preferred Stock will be deemed given upon the earlier of (i) actual receipt and (ii) three (3) business days after being sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to each holder of record at such holder's address as it appears on the books of the Corporation.

Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

No Preemptive Rights. Except as may be set forth in any agreement between the Corporation and any holder of Series D Preferred Stock, the holders of Series D Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation.

Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Corporation's transfer agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

Other Rights. The shares of Series D Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.